Chang G. Park, CPA, Ph. D.

( 2667 CAMINO DEL RIO S. PLAZA B ( SAN DIEGO ( CALIFORNIA 92108-3707(

( TELEPHONE (858)722-5953 ( FAX (858) 761-0341 ( FAX (858) 764-5480

( E-MAIL changgpark@gmail.com(

December 15, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of December 8, 2008 on the reviewed financial statements of Zapnaps, Inc. as of October 31, 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

San Diego, CA